Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made effective as of this 30th day of December, 2019, by and among  Severn Bancorp, Inc.  (the “Company”), a Maryland corporation, Severn Savings Bank, FSB (the “Bank”), a wholly-owned subsidiary of the Company, and Alan J. Hyatt (“Executive”).

RECITAL

WHEREAS, it is in the best interests of the Company, Bank and Executive for the Company and Bank to provide Executive with severance compensation in the event there is a change in control of the Company or the Bank, whereby Executive’s employment is terminated without Cause or Executive terminates employment for Good Reason.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Definitions. For purposes of this Agreement, and except as otherwise defined herein, the following terms shall have the following meanings:

“Board” means the Board of Directors of the Company.

“Group” means the Company and/or the Bank, as applicable.

“Cause” means any of the following:

(A) Executive’s continued failure, either due to willful action or as a result of neglect, to substantially perform Executive’s duties and responsibilities to the Bank (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to Executive by the Company or the Bank, which notice specifies in reasonable detail the manner in which the Company or the Bank believes Executive has not substantially performed Executive’s duties and responsibilities; or

(B) Executive’s engagement in conduct which is demonstrably and materially injurious to the Company or the Bank, or that materially harms the reputation or financial position of the Company or the Bank, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interests of the Company or the Bank; or

(C) Executive’s indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude; or

(D) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability) where the conduct which is the subject of such action is demonstrably and materially injurious to the Company or the Bank; or

(E) Executive breaches Executive’s fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Company or the Bank; or

(F) Executive’s (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede, or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation shall not constitute “Cause;” or

(G) Executive removing, concealing, destroying, purposely withholding, altering or by any other means falsifying any material which is requested in connection with an Investigation; or

(H) Executive’s disqualification, bar, order or similar requirement by any governmental or self-regulatory authority from serving as an officer or director of any member of the Company or the Bank or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform Executive’s responsibilities to the Company or the Bank, if (i) the disqualification, bar or loss continues for more than thirty (30) days and (ii) during that period the  Company or the Bank uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in such executive officer capacity to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible); or

(I) Executive’s unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Company’s or the Bank’s standard confidentiality policies and procedures, in either case which may reasonably be expected to have a material adverse effect on the  Company or the Bank and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to Executive by the Company or the Bank, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation; or

(J) Executive’s violation of the Bank’s (i) workplace violence policy or (ii) policies on discrimination, unlawful harassment or substance abuse.

For purposes of this definition, no act or omission by Executive will be “willful” unless it is made by Executive in bad faith or without a reasonable belief that Executive’s act or omission was in the best interests of the Company or the Bank.

A determination of whether Executive’s employment shall be terminated for Cause shall be made at a meeting of the Board of Directors of the Company and Bank (together, the “Board”) called and held for such purpose, at which the Board makes a finding that in good faith opinion of the Board an event set forth in clauses (A) – (J) above has occurred and specifying the particulars thereof in detail.

“Change in Control” means, after the date of this Agreement, (i) any person, including persons as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of the Company securities having fifty percent (50%) or more of the combined voting power of the then Company securities that may be cast for the election of the Company’s Board other than as a result of an issuance of securities initiated by the Company or open market purchases approved by the Board as long as the majority of the Board approving the purchases as a majority at the time the purchases are made; (ii) during any twelve (12) month period, as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of the Board, or any combination of these events, the persons who were members of the Board before such events cease to constitute a majority of the Board as applicable, or any successors Board; or (iii) any person, including persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition of such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company, immediately before such acquisition or acquisitions.  For purposes of this Agreement, a Change in Control occurs on the date on which an event described in (i) – (iii) occurs.  If a Change in Control occurs on account of a series of transactions or events, the Change in Control occurs on the date of the last of such transactions or events.  The above definition of Change in Control is intended to, and shall be interpreted in a manner as to, comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

For purposes of this definition, the involuntary dissolution of the Bank by the regulatory authorities shall not be deemed a “business combination.”

“Good Reason” means the occurrence (without Executive’s written consent) of any of the following within the twelve (12)-month period following a Change in Control:

(A) The assignment of duties substantially inconsistent with Executive’s position, duties, and responsibilities (except in connection with a for Cause termination) as in effect immediately prior to the Change in Control; or

(B) A 5% or greater reduction in Executive’s salary and benefits as in effect immediately prior to the Change in Control; or

(C) Executive’s principal place of employment to be based anywhere other than within twenty (20) miles of Annapolis, Maryland, exclusive of required travel on business.

provided, however, that prior to any termination of employment for Good Reason, Executive must first provide written notice to the Bank (or its successor) within sixty (60) days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

“Person” shall have the same meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, which definition shall include a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

2.    Severance Payment. If within twelve (12) months following a Change in Control, Executive’s employment is terminated without Cause or Executive terminates his/her employment for Good Reason, the Company will pay Executive a severance payment in an amount equal to the sum of (i) eighteen (18) months of Executive’s base salary that is in effect at the time immediately preceding the termination of Executive’s employment without Cause or for Good Reason, or if higher, the base salary in effect immediately prior to a Change in Control and (ii) the amount of the bonus paid to Executive for the preceding calendar year, or if higher, the amount of the bonus paid to Executive for the calendar year preceding a Change in Control. Subject to the provisions of Section 3, such severance payment shall be paid in a lump sum to Executive within ten (10) days of the termination of Executive’s employment; provided, however that the severance payment may be subject to the reduction set forth below:

(i)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment would be subject to the excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Executive under this Agreement shall be reduced to the minimum amount as will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”).

3.    Delay of Payments. If the Company determines that Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and that, as a result of such status, any portion of the severance payment under this Agreement would be subject to additional taxation, the Company will delay paying any portion of such severance payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six (6) months).

4.    Term and Termination. This Agreement is effective as of the date first hereinabove written and shall terminate one (1) year from the date hereof unless automatically renewed. This Agreement shall automatically renew for additional periods of one (1) year each unless written notice is provided by Company or Bank to Executive of Company’s or Bank’s election not to renew this Agreement at least sixty (60) days prior to the end of the original or any extended term. Notwithstanding the foregoing, Company and Bank agree that its obligations under this Agreement shall survive the expiration or termination of this Agreement for a period of twelve (12) months following any Change in Control occurring prior to termination/non-renewal of this Agreement. For the avoidance of doubt, any Change in Control that occurs after termination or non-renewal of this Agreement shall not trigger any payments or obligations by Company or Bank to Executive under this Agreement.

5.    Golden Parachute Limitation. Anything in this Agreement to the contrary notwithstanding, the Company shall not be obligated to make any payment hereunder that would be prohibited as a “golden parachute payment” or “indemnification payment” under Section 18(k) of the Federal Deposit Insurance Act.

6.    Payments on Executive’s Death. If Executive dies and any amounts are or become payable under this Agreement, the Company will pay those amounts to Executive’s estate.

7.    Entire Agreement. This Agreement contains the entire agreement of the parties and it supersedes any and all other agreements, either oral or in writing, between Executive and the Company or the Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Company and Executive.

8.    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Maryland, except to the extent that the provisions of federal law supersede Maryland law, and the parties hereto submit to the jurisdiction of the courts of competent jurisdiction of the County of Anne Arundel, State of Maryland.

9.    Unfunded Agreement for ERISA Purposes. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

10.    Section 409A Compliance.  This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations promulgated thereunder.  For purposes of this Agreement, any termination of Executive’s employment shall be construed to require a “Separation from Service” in accordance with Code Section 409A and the regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination of employment would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first hereinabove written.

Company:
Severn Bancorp, Inc.

By:	/s/Vance Adkins
Chief Financial Officer

Bank:
Severn Savings Bank, FSB

By:	/s/Vance Adkins
Chief Financial Officer

Executive:

By:	/s/Alan J. Hyatt
President, Chief Executive Officer